Exhibit 21.1

LIST OF SUBSIDIAIRIES OF THE REGISTRANT

1.	Devcool Inc.

2.	QuantumNexis Inc.

3.	QuantumNexis Malaysia (SDN) BHD.

4.	Ezovion Solutions (Private) Limited

5.	Teyame AI Holdings Inc.

6.	Teyame 360 S.L.

7.	Datono Mediacion S.L.

8.	Purpose Health Inc.